Neuberger Berman Management, Inc.
605 Third Avenue, 2nd Floor
New York, New York 10158-0180
(212) 476-8800



                                December 24, 1998

Neuberger Berman Equity Series
605 Third Avenue, 2nd Floor
New York, New York 10158-0180

Ladies and Gentleman:

Please be advised that the 10,000 shares of Neuberger Berman Equity Series which we have today purchased from you in the aggregate amount of $100,000 were purchased as an investment with no present intention of redeeming or selling such shares, and we do not have any intention of redeeming or selling such shares.

                              Very truly yours,

                              NEUBERGER BERMAN MANAGEMENT, INC.

                              By:     /s/ Michael J. Weiner
                                      ------------------------

                              Title:  Senior Vice President